Tatum, LLC

Interim Executive Services Agreement

Mr. Glenn Singer, Chairman
Smart Video Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, GA 30096

Dear Mr. Singer:

Tatum, LLC ("Tatum") understands that Smart Video Technologies, Inc. ("the Company") desires to engage a partner of Tatum to serve as its interim Vice President of Finance on an interim basis to prepare monthly financial statements and SEC filings, monitor cash and expenses, assist in SOX implementation, assist in the implementation of Great Plains and perform such other duties as requested by the President, CEO or Board of Directors. This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company William J. Loughman (the "Tatum Partner"), who will serve as such interim Vice President of Finance. The Tatum Partner will not serve as the Company's Chief Financial Officer or an officer of the Company. Accordingly, the Company will not give or require the Tatum Partner to use the title "Chief Financial Officer" or any other title that suggests such individual is an officer of the Company The Tatum Partner will become an employee and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner.

The Company will pay the Tatum Partner directly a salary of $20,000 per month less the amount of the Company portion of FICA taxes ("Salary"). In addition, the Company will grant the Tatum Partner options to purchase 80,000 shares of its common stock at the current market value. Such options will vest pro rata over the period of this Agreement and will be exercisable for up to two years after the termination of this Agreement.

In addition, the Company will pay directly to Tatum a fee of $5,000 per month ("Fees") as partial compensation for resources provided. The Company will issue Tatum a warrant to purchase 20,000 shares of its common stock on terms substantially identical to the terms of the stock options granted to the Tatum Partner.

The Company will have no obligation to provide the Tatum Partner any health or major medical benefits, stock, or bonus payments other than as described above. The Tatum Partner will remain on his or her current medical plan.

Payments

The Tatum Fees will be billed on a monthly basis and are payable as of the end of the month for which they are billed. The Company will reimburse the Tatum Partner directly for out-of-

pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.

Converting Interim to Permanent

The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner's valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Tatum Partner's Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, "Annualized Compensation" will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Term & Termination

Tatum's engagement will commence on March 20, 2006 and extend through December 31, 2006. Thereafter, this agreement will automatically renew for additional three-month periods unless either party gives the other party written notice of its intent not to renew at least thirty (30) days prior to the end of the then current period.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason unless the parties mutually agree in writing to the substitution of another Tatum Partner,, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum's management acting in good faith.

In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

Insurance

To the extent the Company has directors' and officers' liability insurance (the "Insurance Policy") in effect, the Company will provide such insurance coverage for the Tatum Partner, along with written evidence to Tatum or the Tatum Partner that the Tatum Partner is covered by such insurance, it being understood by the parties hereto that the Insurance Policy only covers the Tatum Partner for "securities claims," as such term is defined in the Insurance Policy.

Disclaimers, Limitations of Liability & Indemnity

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum's advice or recommendations, unless Tatum or the Tatum Partner engage in gross negligence or wilful misconduct. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum's resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations, unless such non-compliance is the direct result of the gross negligence or wilful misconduct of Tatum. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys' fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum's customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum's total liability will not exceed the aggregate cash payments made to Tatum by the Company pursuant to this Agreement. In no event, will the Company be entitled to incidental, consequential, special, exemplary or punitive damages.

As a condition for recovery of any liability, the Company must assert any claim against Tatum

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association ("AAA"), and the decision of the

arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys' fees actually incurred.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors' and officers' insurance, and arbitration will survive the expiration or any termination of this agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC
P.O. Box 403291
Atlanta, GA 30384-3291

ccount Number: 003 279 2

lease Smart Video Technol

rely you

E. Bishop Leatherbury

Signature

E. BISHOP LEATHERBURY

(Print name)

[illegible] for TATUM, LLC

Acknowledged and agreed by:

SMART VIDEO TECHNOLOGIES,

[signature]

Signature

Glenn Singer

(Print name)

CHAIRMAN

(Title)

3/30/06

(Date)